                                                       Rule 424(B)(3)
                                                  Registration Number
                                                           333-0970












                            BP Amoco
                       Direct Access Plan
                           Prospectus

PROSPECTUS
BP Amoco p.l.c. American Depositary Shares

BP Amoco Direct Access Plan

      BP Amoco Company, a Delaware corporation ("BP Amoco"), is pleased to offer the BP Amoco Direct Access Plan (the "Plan"). The Plan is designed to provide investors in the United States and Canada with an easy and inexpensive way to invest in BP Amoco p.l.c., an English public limited company that is the parent of BP Amoco.

     Key features of the Plan are that you can:

     [bullet]   Enroll in the Plan for free.

     [bullet]   Purchase  BP  Amoco  p.l.c.  American  Depositary
          Shares ("BP Amoco ADS shares") without a personal broker and with no fees or commissions.

     [bullet]   Increase your ownership of BP Amoco ADS shares by
          automatically reinvesting your cash dividends.

     [bullet]   Purchase  additional BP Amoco ADS shares  at  any
          time or on a regular basis through optional cash investments.

     [bullet]   Invest as little as U.S.$50 per investment or  as
          much as U.S.$150,000 per year.

     [bullet]   Transfer BP Amoco ADS shares easily or sell at low
          cost.

     [bullet]   Own and transfer your BP Amoco ADS shares without
          holding or delivering paper certificates.

      The Plan holds BP Amoco ADS shares, which are listed on the New York, Pacific, Chicago and Toronto Stock Exchanges under the trading symbol "BPA." The Plan is open to new investors in the U.S. and Canada wishing to purchase BP Amoco ADS shares, as well as to existing holders of BP Amoco ADS shares in the U.S. and Canada who want to reinvest their cash dividends in additional BP Amoco ADS shares or access the other features of the Plan.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is January 31, 2000.

                        TABLE OF CONTENTS


Section                                               Page

BP AMOCO p.l.c.                                          4

BP AMOCO ADS SHARES                                      4

THE PLAN                                                 5
     Who Can Join?                                       5
     How to Enroll                                       5
     Buying BP Amoco ADS Shares                          7
     Dividend Reinvestment and Payment Options           9
     Selling BP Amoco ADS Shares                        10
     Gifts and Share Transfers                          12
     ADR Safekeeping                                    12
     Obtaining ADRs                                     13
     Conducting Transactions Online                     13
     Plan Fees                                          14
     Plan Statements and Forms                          15
     U.S. Federal Income Tax Consequences               15
     Communications and Voting                          16
     Share Splits and Other Distributions               17
     Termination of Plan Participation                  17
     Changes to the Plan                                18
     Administration                                     19
     For More Information                               19
     Limitation of Liability                            19

VALIDITY OF SECURITIES                                  20

EXPERTS                                                 20

HOW TO LEARN MORE ABOUT BP AMOCO p.l.c.                 21

BP AMOCO p.l.c.

     BP Amoco p.l.c. is the company resulting from the merger between Amoco Corporation and The British Petroleum Company p.l.c. BP Amoco p.l.c. is one of the world's largest petroleum and petrochemical groups, with a wide operational and geographic scope. It has well established operations in the United States, Europe, Australia, South America and parts of Africa and is expanding its presence in China, Southeast Asia and the former Soviet Union. The main businesses of BP Amoco p.l.c. include:

Exploration and Production

     Exploration and Production is engaged in oil and gas exploration and field development and production, together with pipeline transportation, gas processing and gas marketing.

Refining and Marketing

     The activities of Refining and Marketing include oil supply and trading as well as refining and marketing.

Chemicals

     Chemical activities include petrochemicals manufacturing and marketing.

     The principal executive offices of BP Amoco p.l.c. are located at Britannic House, 1 Finsbury Circus, London EC2M 7BA,
England (telephone 44-171-496-4000).

BP AMOCO ADS SHARES

     BP Amoco ADS shares are equity securities known as "American Depositary Shares," which trade on the New York, Pacific and Chicago Stock Exchanges at prices quoted in U.S. dollars and on the Toronto Stock Exchange at prices quoted in Canadian dollars. Each BP Amoco ADS share represents six "ordinary shares" of BP Amoco p.l.c. Ordinary shares are the English equivalent of common stock in a U.S. corporation. BP Amoco p.l.c. ordinary shares trade on the London Stock Exchange at prices quoted in pounds sterling. BP Amoco p.l.c. has agreed to announce all dividends on its ordinary shares and on BP Amoco ADS shares in U.S. dollars at least through December 31, 2003. Even if BP Amoco p.l.c. subsequently announces a dividend in another currency, your dividends will be paid in U.S. dollars based on the currency exchange rate at the close of business on the business day prior to the day that the dividend is announced.

THE PLAN

Who Can Join?

     U.S. and Canadian Investors. At the present time, the Plan is open only to investors residing in the United States and Canada (including their territories and possessions).

     Current Shareholders. If you have at least three BP Amoco ADS shares registered in your name, you are eligible to join the Plan. If you hold BP Amoco ADS shares through a bank or broker (that is, in "street name"), you may become eligible to join the Plan by asking to have at least three BP Amoco ADS shares registered in your name. You must keep at least three BP Amoco ADS shares in your Plan account to maintain your eligibility.

     New Shareholders. If you are not yet a BP Amoco ADS shareholder, you may join the Plan by making an initial investment of at least U.S.$250. The maximum annual investment is U.S.$150,000.

How to Enroll

     Current Shareholders. If you are a U.S. or Canadian holder of record of at least three BP Amoco ADS shares, you may enroll by filling out the Enrollment Form and returning it to the Administrator. If you own BP Amoco ADS shares but they are held in the name of a bank or broker (that is, in "street name"), you may become an owner of record by asking to have your BP Amoco ADS shares registered in your name. At least three of your BP Amoco ADS shares need to be transferred into your name before you become eligible to participate in the Plan. Once you enroll, all of your BP Amoco ADS shares that are registered in the exact same name as on the Enrollment Form, whether you acquired them before or after you joined the Plan, will automatically be treated as Plan shares.

     Current U.S. shareholders wishing to make an additional cash investment of at least U.S.$250 also may enroll electronically using the Plan's authorized online investment service described under "Conducting Transactions Online." All of your BP Amoco ADS shares that are registered in the exact same name as you use for your electronic enrollment, whether you acquired them before or after you joined the Plan, will automatically be treated as Plan shares.

     If you were a participant in the Amoco Direct Access Plan on December 31, 1998 and held any of your Amoco Corporation shares in certificated form, you will automatically be enrolled in the Plan upon fulfilling all applicable share exchange requirements of the merger between Amoco Corporation and The British Petroleum Company p.l.c. Please note that you will not receive or be able to reinvest dividends on the BP Amoco ADS shares issuable to you in the merger, nor will you be entitled to vote those shares, until you fulfill the share exchange requirements.

     New Shareholders/New Accounts. If you do not own at least three BP Amoco ADS shares, or if you wish to establish a separate account (for example, a joint account with your spouse or as custodian for a minor), you may enroll by filling out the Enrollment Form and returning it to the Administrator, together with a check or money order, in U.S. dollars, for at least $250. U.S. residents may also enroll electronically using the Plan's authorized online investment service described under "Conducting Transactions Online."






Buying BP Amoco ADS Shares

     Additional Investments. Once you are enrolled in the Plan, you can make additional investments at any time with as little as $50, online (in the case of U.S. residents), through the mail or through automatic monthly withdrawal from your bank account.

      [bullet]   Online through the Internet:  The fastest and most
          economical way to make additional investments in BP
          Amoco ADS shares is through the Plan's authorized online investment service. From the "Investors" page on BP Amoco's website, click the "BPADAP" button and follow the simple instructions for buying shares online. This will transmit instructions directly to the Administrator and authorize the withdrawal of the necessary funds from your bank account.

      [bullet]   Through the Mail:  You can also make additional
          investments by mailing a check or money order in U.S. dollars to the Administrator, together with the Transaction Request form. A Transaction Request form will be attached to your Plan Statement or may be obtained from the Administrator as described below under "Plan Statements and Forms."

      [bullet]   Automatic Monthly Withdrawal:  You can also
          purchase additional BP Amoco ADS shares on a regular basis by authorizing automatic withdrawal of U.S.$50 or more from your bank account. To authorize automatic withdrawals under the Plan, fill out the appropriate information on the Transaction Request form. You may also authorize automatic monthly withdrawals online when you enroll through the Plan's authorized online investment service.

     Please allow thirty days for the Administrator to process your request for automatic withdrawal. If you sign up to make automatic monthly purchases, your money will be withdrawn on your choice of the 1st or the 15th of each month (or if the 1st or the 15th is not a business day, on the next business day) and used to purchase BP Amoco ADS shares within three business days. You can discontinue your automatic monthly purchases by calling the Administrator toll-free at 1-877-638-5672 or by completing a Transaction Request form. Your instructions must be received two or more business days before the next scheduled withdrawal date to be effective for that date.

     Maximum Annual Investment. The most you can invest through the Plan in any calendar year is U.S.$150,000.

     Open Market Purchases. All BP Amoco ADS shares purchased under the Plan will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP Amoco p.l.c. or any of its subsidiaries, including BP Amoco. Purchases will be made through an independent broker-dealer (which may be the Administrator).

     Timing. The Administrator will try to purchase BP Amoco ADS shares for the Plan at least twice a week. Under most circumstances, purchases for your Plan account will be made within five business days after the Administrator receives your money. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP Amoco ADS shares will be bought for the Plan. Accordingly, you will not be able to instruct the Administrator to purchase shares at a specific time or at a specific price. You will not be paid interest pending the investment of your money in additional BP Amoco ADS shares.

     Purchase Price. Your purchase price will be the weighted average price per share paid for all BP Amoco ADS shares purchased for the Plan for the relevant purchase date. The cost basis of your BP Amoco ADS shares will include your purchase price plus the amount of brokerage commissions paid on your behalf by BP Amoco. See "U.S. Federal Income Tax Consequences."

     Book-Entry Ownership. All of the BP Amoco ADS shares purchased through the Plan will be held by the Administrator and reflected in book-entry form in your account on the records of the Administrator. Ownership in book-entry form means that, while you will have full ownership of your Plan shares, you will not receive a paper stock certificate (called an "American Depositary Receipt" or "ADR"). Book-entry ownership eliminates the risk and expense of replacing lost or stolen ADRs, assures that your shares are always available should you need to deliver them for transfer and avoids your costs in maintaining a safe deposit box or other place to store your securities. However, if you prefer to hold your Plan shares in certificated form, you may receive ADRs upon request as described below under "Obtaining ADRs."

     Returned Checks/Failed Transfers. The Administrator will process only those purchases for which it has received good funds. If your check is returned or an electronic debit from your bank account fails due to nonsufficient funds, the Administrator will not process your request until it receives good funds covering your purchase and the applicable service fee for the returned check or failed electronic funds transfer. See "Plan Fees" below.

Dividend Reinvestment and Payment Options

     All, Some or None. You can instruct the Administrator to reinvest the cash dividends on all, some or none of your Plan shares in additional BP Amoco ADS shares. Absent instructions to the contrary, all cash dividends will be automatically reinvested.

     Reinvestment Instructions. If you wish to reinvest the cash dividends on fewer than all of your Plan shares, you must instruct the Administrator to send your cash dividends to your bank account via electronic funds transfer. You can provide the necessary information in your Enrollment Form, in a Transaction Request form or when you enroll online through the Plan's authorized online investment service. Any instructions regarding reinvestment of your dividends must be received by the Administrator no later than two business days before the next dividend record date to be effective for that dividend.

     As a general rule, the Administrator will not send your cash dividends by check. However, if an electronic funds transfer to your bank account fails because of erroneous instructions, the Administrator will send you a check for the cash dividend that otherwise would have been deposited to your bank account, together with a notice that the electronic funds transfer instructions you provided are invalid. After that dividend payment, all your cash dividends will be reinvested in additional BP Amoco ADS shares until you provide valid electronic funds transfer instructions.

     Purchases. BP Amoco ADS shares purchased with reinvested cash dividends will be purchased on the New York Stock Exchange, in the over-the-counter market or in negotiated transactions with persons not affiliated with BP Amoco p.l.c. or any of its subsidiaries, including BP Amoco. Purchases will be made through an independent broker-dealer (which may be the Administrator). Purchases for dividend reinvestment will be made within 30 days of the dividend payment date, unless otherwise required by law. The purchase price of BP Amoco ADS shares acquired for dividend reinvestment will be the weighted average price per share of all BP Amoco ADS shares purchased for the Plan with dividends for a given dividend payment date.

Selling BP Amoco ADS Shares

     Sales. You can sell some or all of the shares in your Plan account at any time by calling the Administrator toll-free at 1-877-638-5672 or by completing a Transaction Request form. You can also sell ADS shares held in book-entry form online through the Administrator's website at www.adr.com. If you wish to sell over U.S.$10,000 worth of BP Amoco ADS shares (valued on the date of your request) in a single transaction, your request must be in writing and have a signature guarantee in a form acceptable to the Administrator. If you have ADRs for your BP Amoco ADS shares, the Administrator will not process your request to sell until it receives ADRs representing the number of shares to be sold. If you hold your BP Amoco ADS shares in book-entry form, the Administrator will process your request promptly after receiving it. Any request to cancel or modify an instruction to sell shares must be received the same day as the instruction to be effective.

     Whole Shares Only. You may only sell whole shares held in your Plan account, not fractional shares. Fractional shares will be cashed out only upon termination of your Plan account, as described under "Termination of Plan Participation" below.

     Timing. The Administrator will sell BP Amoco ADS shares through an independent broker-dealer as soon as practical after it receives your request (and, if applicable, your ADRs), but in any event no later than the end of the next calendar week. It is up to the independent broker-dealer used by the Plan to determine when and at what prices BP Amoco ADS shares will be sold for Plan accounts. Accordingly, you will not be able to instruct the Administrator to sell your shares at a specific time or at a specific price. If you prefer to have control over the exact timing and sale price, you can withdraw the shares and sell them through a broker of your own choosing.

     Sale Price. The sale price per share will be the average price per BP Amoco ADS share received by the Administrator for all sales made for Plan participants on the relevant sale date, less the per share fees and commissions incurred with respect to your shares. See "Plan Fees" below.

     Receipt of Proceeds. Within 15 business days after it receives your sale request (and, if your shares are not in book-entry form, your ADRs), the Administrator will send you a check for the proceeds from the sale of your BP Amoco ADS shares, less any amounts required to be withheld under applicable law. You will not be paid interest on your sale proceeds.

Gifts and Share Transfers

     To a Plan Account. You may transfer any or all of your BP Amoco ADS shares, whether held in your Plan account or outside the Plan, to the Plan account of any other person by completing a Transaction Request form and, if the person to whom you are giving shares is not already a Plan participant, an Enrollment Form, and submitting any other documentation required by the Administrator. Unless you are terminating your own participation in the Plan, you may transfer only whole shares.

     Outside the Plan. You may also transfer any whole number of the BP Amoco ADS shares held in your Plan account to any person, to be held outside the Plan, by completing a Transaction Request form and submitting any other documentation required by the Administrator.

     Modifications. Any request to cancel or modify an instruction to transfer shares must be received the same day as the instruction to be effective.

ADR Safekeeping

     If you hold ADRs representing BP Amoco ADS shares, whether or not they were acquired through the Plan, you can deposit them in the Plan for safekeeping. The Administrator will reflect the BP Amoco ADS shares represented by those ADRs in book-entry form in your Plan account. To deposit ADRs for safekeeping, send them to the Administrator at the address set forth under "For More Information" below. To insure against risk of loss resulting from mailing your ADRs, the Administrator provides insurance free of charge for ADRs valued up to U.S.$25,000 when you send them via certified mail and request a return receipt.

Obtaining ADRs

     You can obtain ADRs for any or all of the whole BP Amoco ADS shares held in your Plan account in book-entry form at any time for free. To obtain ADRs, you can call the Administrator toll-free at 1-877-638-5672, request ADRs online through the Administrator's website at www.adr.com or submit a Transaction Request form. Please allow 30 days for the Administrator to process your request.

Conducting Transactions Online

     U.S. investors may purchase BP Amoco ADS shares online through an arrangement between BP Amoco and StockPowerSM Inc., the Plan's authorized online investment service. StockPower offers investors a convenient way to invest in BP Amoco ADS shares completely online, without having to send in any forms or checks by mail. Through StockPower, you may:

    [bullet]   Enroll and purchase shares online, eliminating the
          time required to send an enrollment form through the mail.

    [bullet]   Elect to purchase BP Amoco ADS shares through
          authorizing the withdrawal of funds from a bank account for initial and optional cash purchases, as well as for regular monthly investments.

    [bullet]   Choose to reinvest your BP Amoco dividends.

    [bullet]   Arrange to receive BP Amoco's annual reports and
          other materials over the Internet.

     You can access StockPower's services at its website,
www.stockpower.com, or through a hyperlink to that site from the
"Investors" page of the BP Amoco website,
www.bpamoco.com/investors.   As of the date of this Prospectus,
StockPower's services are available only to U.S. residents.

     Once enrolled in the Plan, you can also sell ADS shares held in book-entry form, request ADRs and conduct certain other transactions online through the Administrator's website at www.adr.com. The Administrator's website may also be reached through a hyperlink from the "Investors" page of the BP Amoco website.

     In the future, BP Amoco expects to offer additional online services in connection with the Plan, either directly, through the Administrator or through one or more authorized online services. For a description of any additional services that may have become available to Plan participants, see the "Investors" page of the BP Amoco website.

Plan Fees

    [bullet]  There is no fee to enroll in the Plan.

    [bullet] You will not be charged any fees or commissions when you reinvest your dividends, purchase or transfer your BP Amoco ADS shares under the Plan, deposit shares in the Plan for safekeeping or obtain ADRs for shares held in book-entry form. However, if you invest through automatic withdrawal from your bank account, you should check with your bank to see whether it charges any fees for this service.

    [bullet] When you sell BP Amoco ADS shares you will be charged a sales fee (currently U.S.$10 per sale) and a brokerage commission (currently U.S.$0.12 per share) on the shares sold.

    [bullet] If your check is returned or an electronic debit from your bank account fails due to nonsufficient funds, you will be charged a service fee (currently U.S.$20). Of course, until the Administrator receives good funds, it will be unable to effect the transaction that you requested.

    [bullet] BP Amoco may change the Plan fees from time to time.

Plan Statements and Forms

     Each time that you reinvest dividends or purchase, sell, transfer or withdraw BP Amoco ADS shares through the Plan, you will receive a statement confirming your transaction. Each statement will include a Transaction Request form that will help you make additional investments, sales, transfers or withdrawals. You can also obtain Transaction Request forms from the Administrator as described under "For More Information" below.
In addition, each year you will receive an annual statement that shows you how many BP Amoco ADS shares you own through the Plan and your account activity for the preceding year.

U.S. Federal Income Tax Consequences

     We believe that the following is an accurate summary of the U.S. federal income tax consequences of participation in the Plan as of the date of this Prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, and we advise you to consult your own tax advisors for information about your specific situation.

     In general, all your cash dividends -- whether paid to you in cash or reinvested -- are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions on purchases of BP Amoco ADS shares purchased through the Plan (which will be paid by BP Amoco on your behalf) will be treated as distributions subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service on Form 1099-DIV shortly after the end of each year.

     Under this general rule, the cost basis for U.S. federal income tax purposes of BP Amoco ADS shares acquired through the Plan will be the price at which the shares are credited to your Plan account (see "Buying BP Amoco ADS Shares -- Purchase Price" and "Dividend Reinvestment -- Purchases"), increased by the amount of the brokerage commissions with respect to such shares paid by BP Amoco on your behalf.

     You will generally not realize gain or loss for U.S. federal income tax purposes upon the deposit of BP Amoco ADS shares in your Plan account, or the receipt of ADRs for shares held in your Plan account. You will generally realize gain or loss on the sale of BP Amoco ADS shares. Any gain or loss you incur should be reflected when you file your income tax returns.

     The above rules may not be applicable to certain participants, such as tax-exempt entities and non-U.S.
shareholders. These participants should consult their own tax advisors.

     In the case of Plan participants whose dividends are subject to U.S. backup withholding, and non-U.S. shareholders whose dividends are subject to U.S. federal tax withholding, to the extent you elect dividend reinvestment, the Administrator will reinvest dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

Communications and Voting

     As a Plan participant, you will receive all communications sent to record holders of BP Amoco ADS shares. You may consent to receive these communications electronically, either when you enroll through the Plan's authorized online investment service or at the Administrator's website at www.adr.com. For any meeting of shareholders of BP Amoco p.l.c., as long as there are whole BP Amoco ADS shares in your Plan account on the relevant record date, you can attend, speak and vote at the meeting, or you can instruct the Administrator to vote the BP Amoco p.l.c. ordinary shares represented by your BP Amoco ADS shares as your proxy.
You will receive a proxy that will cover all of the whole BP Amoco ADS shares held in your Plan account. This proxy allows you to indicate how you want the BP Amoco p.l.c. ordinary shares represented by your BP Amoco ADS shares to be voted. The Administrator will cause those shares to be voted only as you indicate.

Share Splits and Other Distributions

     If BP Amoco p.l.c. declares a share split or share dividend, your Plan account will be credited with the appropriate number of additional BP Amoco ADS shares on the payment date, or your existing BP Amoco ADS shares will represent the additional ordinary shares distributed pursuant to the share split or share dividend. Your additional shares will be entitled to all the rights and privileges provided under the Plan.

     In the event that BP Amoco p.l.c. offers any share subscription or other rights to holders of its ordinary shares, to the extent such rights are made available to holders of BP Amoco ADS shares, the Administrator will make them available to you with respect to the shares in your Plan account. To the extent such rights are not made available to holders of BP Amoco ADS shares, they will be sold for the benefit of such holders, and the Administrator will allocate your share of the proceeds of such sale to your Plan account.

Termination of Plan Participation

     Voluntary Withdrawal by Participant. If you wish to terminate your participation in the Plan and stop reinvesting your dividends, call the Administrator toll-free at 1-877-638-5672 or complete a Transaction Request form. Unless you instruct otherwise, the Administrator will have all of the whole BP Amoco ADS shares in your Plan account registered in your name and will liquidate any fractional share based on the sale price of the BP Amoco ADS shares on the date of liquidation. Unless you instruct otherwise, the Administrator will send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law, together with evidence of the BP Amoco ADS shares registered in your name.

     Termination by BP Amoco. If you do not maintain at least three whole BP Amoco ADS shares in your Plan account, BP Amoco may notify you that it will terminate your account if you do not invest enough additional money to have three BP Amoco ADS shares in your Plan account. If you do not invest enough additional money to have three shares in your Plan account within three months of receiving such a notice, BP Amoco may then terminate your Plan account. In the event of such a termination, the Administrator will have any whole BP Amoco ADS shares in your Plan account registered directly in your name, will liquidate any fractional share based on the sale price of the BP Amoco ADS shares on the date of liquidation, and will send you a check for the cash value of the fractional share, minus any applicable fees, expenses and withholdings required by law, together with evidence of any BP Amoco ADS shares registered in your name.

Changes to the Plan

     BP Amoco may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes. Under no circumstances will any amendment decrease the number of BP Amoco ADS shares that you own or result in a distribution to BP Amoco p.l.c. or to any of its subsidiaries, including BP Amoco.

Administration

     The Plan is currently administered by Morgan Guaranty Trust Company of New York. The Administrator keeps records, sends statements and performs other duties relating to the Plan. Morgan Guaranty Trust Company of New York also acts as the depositary, transfer agent, registrar and dividend disbursing agent for the BP Amoco ADS shares. BP Amoco may replace the Administrator, and the Administrator may resign, at any time, in which case BP Amoco would designate a new administrator.

     Purchases and sales of BP Amoco ADS shares under the Plan will be made in the open market by a broker-dealer that is not affiliated with BP Amoco p.l.c. or any of its subsidiaries, including BP Amoco. The current Administrator is independent of BP Amoco p.l.c. and its subsidiaries, including BP Amoco, and may buy and sell BP Amoco ADS shares for the Plan. In the event that BP Amoco decides to administer the Plan itself or authorizes an affiliate to administer the Plan, BP Amoco will select an independent broker-dealer to make purchases and sales for the Plan.

For More Information

     For information regarding the Plan, additional forms, help with Plan transactions or answers to your questions, please contact the Administrator at:

     Morgan Guaranty Trust Company of New York
     BP Amoco Direct Access Plan
     P.O. Box 842006
     Boston, MA 02284-2006
     Telephone: Toll-free 1-877-638-5672

Forms are also available from the Administrator's Internet site at http://www.adr.com.

Limitation of Liability

     If you choose to participate in the Plan, you should recognize that neither BP Amoco p.l.c., its subsidiaries, including BP Amoco, the Administrator nor the Plan's authorized online investment service can assure you of a profit or protect you against loss on the shares that you purchase under the Plan.
Plan accounts are not insured by the Securities Investor
Protection Corporation.

     Although the Plan provides for the reinvestment of dividends, the announcement and payment of dividends will continue to be determined by the Board of Directors of BP Amoco p.l.c., in its discretion. This decision depends on many factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

     Neither BP Amoco p.l.c., its subsidiaries, including BP Amoco, the Administrator nor the Plan's authorized online investment service will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity.

VALIDITY OF SECURITIES

     The validity under English law of the ordinary shares of BP Amoco p.l.c. underlying the BP Amoco ADS shares to be offered pursuant to the Plan has been passed upon for BP Amoco by Peter B.P. Bevan, Group General Counsel of BP Amoco p.l.c. As of the date of this Prospectus, Mr. Bevan owned less than 0.1% of the BP Amoco p.l.c. ordinary shares outstanding (including options representing certain rights to purchase such shares).

EXPERTS

     The consolidated financial statements of Amoco Corporation incorporated in this Prospectus by reference to the 1997 Amoco Corporation 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of The British Petroleum Company p.l.c. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus by reference to the 1998 BP Amoco p.l.c. Form 20-F, as incorporated in this Prospectus by reference, have been audited by Ernst & Young, independent auditors, as set forth in their report on such financial statements included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated in this Prospectus by reference in reliance on the report of Ernst & Young given on the authority of that firm as experts in accounting and auditing.

HOW TO LEARN MORE ABOUT BP AMOCO p.l.c.

     BP Amoco p.l.c. files annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any of these reports or other information at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Although BP Amoco p.l.c. is not required to submit its SEC filings electronically, it intends to do so in the future. You may access any SEC filings that BP Amoco p.l.c. submits electronically, as well as the Amoco Corporation documents referred to below, at the SEC's Internet site (http://www.sec.gov). Certain of these documents are also available at http://www.bpamoco.com/investors.

     This Prospectus is part of a Registration Statement on Form F-3 that we filed with the SEC to register the securities offered under the Plan. As allowed by SEC rules, this Prospectus does not contain all information you can find in the Registration Statement or the exhibits to the Registration Statement. The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     Filed by Amoco Corporation (SEC file number 1-1702):

          1.   Annual Report on Form 10-K for the year ended
          December 31, 1997.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30,
          1998.

          3.   Current Report on Form 8-K filed August 26, 1998.

     Filed by BP Amoco p.l.c. or its predecessor, The British
Petroleum Company p.l.c. (SEC file number 1-6262):

          1.   Annual Report on Form 20-F for the year ended
          December 31, 1998.

          2.   Reports on Form 6-K dated June 15, 1999, July 7,
          1999, July 15, 1999, August 13, 1999, and November 18,
          1999.

          3. The Registration Statement on Form F-4, filed October 30, 1998, including the description of the BP Amoco p.l.c. ordinary shares and the BP Amoco ADS shares contained therein, and any amendments or reports filed for the purpose of updating that description.

     You may request a copy of any documents that we incorporate by reference at no cost by writing or calling us at the following address:

     BP Amoco
     Shareholder Services
     200 East Randolph Drive
     Chicago, Illinois 60601-7125
     Telephone: Toll-free 1-800-638-5672

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have authorized no one to provide you with different information. You should not assume that the information in the Prospectus is accurate as of any date other than the date of this Prospectus (January 31, 2000).



Please read this booklet carefully. If you own BP Amoco ADS shares now, or if you decide to buy BP Amoco ADS shares in the future, please keep the booklet with your permanent investment records, since it contains important information about the Plan.

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